                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                           (Amendment No. _________)1


                                 BRADLEES, INC.
             -------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)


                                    104499207
             -------------------------------------------------------
                                 (CUSIP Number)


                                 March 30, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           [ ] Rule 13d-1(b)
           [X] Rule 13d-1(c)
           [ ] Rule 13d-1(d)

--------

     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------------------------                               -------------------------------------------
            CUSIP NO. 104499207                            13G                            Page 2 of 14 Pages
---------------------------------------------                               -------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
1         Names of Reporting Persons
          I.R.S. Identification No. of Above Persons (Entities Only)

          Gemina Partners, L.P.
-----------------------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group                                                  (a)   [X]
                                                                                                            (b)   [ ]
-----------------------------------------------------------------------------------------------------------------------
3         SEC Use Only
-----------------------------------------------------------------------------------------------------------------------
4         Citizenship or Place of Organization
                      Delaware
-----------------------------------------------------------------------------------------------------------------------
               Number of                 5        Sole Voting Power
                Shares
             Beneficially                               0
               Owned by                --------------------------------------------------------------------------------
                 Each                    6        Shared Voting Power
               Reporting
              Person with                               650,000
                                       --------------------------------------------------------------------------------
                                         7        Sole Dispositive Power

                                                        0
                                       --------------------------------------------------------------------------------
                                         8        Shared Dispositive Power

                                                        650,000
-----------------------------------------------------------------------------------------------------------------------
9         Aggregate Amount Beneficially Owned by Each Reporting Person

                650,000
-----------------------------------------------------------------------------------------------------------------------
10        Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares                                    [ ]

-----------------------------------------------------------------------------------------------------------------------
11        Percent of Class Represented by Amount in Row 9
                6.4%
-----------------------------------------------------------------------------------------------------------------------
12        Type of Reporting Person
                PN
-----------------------------------------------------------------------------------------------------------------------

---------------------------------------------                               -------------------------------------------
            CUSIP NO. 104499207                            13G                            Page 3 of 14 Pages
---------------------------------------------                               -------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
1         Names of Reporting Persons
          I.R.S. Identification No. of Above Persons (Entities Only)

          Gemina Capital Management, L.L.C.
-----------------------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group                                                  (a)   [X]
                                                                                                            (b)   [ ]
-----------------------------------------------------------------------------------------------------------------------
3         SEC Use Only
-----------------------------------------------------------------------------------------------------------------------
4         Citizenship or Place of Organization
                      New York
-----------------------------------------------------------------------------------------------------------------------
               Number of                 5        Sole Voting Power
                Shares
             Beneficially                               0
               Owned by                --------------------------------------------------------------------------------
                 Each                    6        Shared Voting Power
               Reporting
              Person with                               650,000
                                       --------------------------------------------------------------------------------
                                         7        Sole Dispositive Power

                                                        0
                                       --------------------------------------------------------------------------------
                                         8        Shared Dispositive Power

                                                        650,000
-----------------------------------------------------------------------------------------------------------------------
9         Aggregate Amount Beneficially Owned by Each Reporting Person

                650,000
-----------------------------------------------------------------------------------------------------------------------
10        Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares                                    [ ]

-----------------------------------------------------------------------------------------------------------------------
11        Percent of Class Represented by Amount in Row 9
                6.4%
-----------------------------------------------------------------------------------------------------------------------
12        Type of Reporting Person
                OO
-----------------------------------------------------------------------------------------------------------------------

---------------------------------------------                               -------------------------------------------
            CUSIP NO. 104499207                            13G                            Page 4 of 14 Pages
---------------------------------------------                               -------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
1         Names of Reporting Persons
          I.R.S. Identification No. of Above Persons (Entities Only)

          Leonard E. Schuster
-----------------------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group                                                  (a)   [X]
                                                                                                            (b)   [ ]
-----------------------------------------------------------------------------------------------------------------------
3         SEC Use Only
-----------------------------------------------------------------------------------------------------------------------
4         Citizenship or Place of Organization
                      U.S.A.
-----------------------------------------------------------------------------------------------------------------------
               Number of                 5        Sole Voting Power
                Shares
             Beneficially                               0
               Owned by                --------------------------------------------------------------------------------
                 Each                    6        Shared Voting Power
               Reporting
              Person with                               853,500
                                       --------------------------------------------------------------------------------
                                         7        Sole Dispositive Power

                                                        0
                                       --------------------------------------------------------------------------------
                                         8        Shared Dispositive Power

                                                        853,500
-----------------------------------------------------------------------------------------------------------------------
9         Aggregate Amount Beneficially Owned by Each Reporting Person

                853,500
-----------------------------------------------------------------------------------------------------------------------
10        Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares                                    [ ]

-----------------------------------------------------------------------------------------------------------------------
11        Percent of Class Represented by Amount in Row 9
                8.3%
-----------------------------------------------------------------------------------------------------------------------
12        Type of Reporting Person
                IN
-----------------------------------------------------------------------------------------------------------------------

---------------------------------------------                               -------------------------------------------
            CUSIP NO. 104499207                            13G                            Page 5 of 14 Pages
---------------------------------------------                               -------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
1         Names of Reporting Persons
          I.R.S. Identification No. of Above Persons (Entities Only)

          Steven J. Schuster
-----------------------------------------------------------------------------------------------------------------------
2         Check the Appropriate Box if a Member of a Group                                                  (a)   [X]
                                                                                                            (b)   [ ]
-----------------------------------------------------------------------------------------------------------------------
3         SEC Use Only
-----------------------------------------------------------------------------------------------------------------------
4         Citizenship or Place of Organization
                      U.S.A.
-----------------------------------------------------------------------------------------------------------------------
               Number of                 5        Sole Voting Power
                Shares
             Beneficially                               0
               Owned by                --------------------------------------------------------------------------------
                 Each                    6        Shared Voting Power
               Reporting
              Person with                               855,900
                                       --------------------------------------------------------------------------------
                                         7        Sole Dispositive Power

                                                        0
                                       --------------------------------------------------------------------------------
                                         8        Shared Dispositive Power

                                                        855,900
-----------------------------------------------------------------------------------------------------------------------
9         Aggregate Amount Beneficially Owned by Each Reporting Person

                855,900
-----------------------------------------------------------------------------------------------------------------------
10        Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares                                    [ ]

-----------------------------------------------------------------------------------------------------------------------
11        Percent of Class Represented by Amount in Row 9
                8.4%
-----------------------------------------------------------------------------------------------------------------------
12        Type of Reporting Person
                IN
-----------------------------------------------------------------------------------------------------------------------

---------------------------                     ------------------------------
   CUSIP NO. 104499207              13G               Page 6 of 14 Pages
---------------------------                     ------------------------------


ITEM 1(a). NAME OF ISSUER:

           Bradlees, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           One Bradlees Circle
           Braintree, Massachusetts 02184

ITEM 2(a). NAME OF PERSONS FILING:

           Gemina Partners, L.P.
           Gemina Capital Management, L.L.C.
           Leonard E. Schuster
           Steven J. Schuster

      The Joint Filing Agreement of the Reporting  Persons is attached hereto as
Exhibit 1.

Item 2(b). Address of Principal Office, or if None, Residence:

           900 Third Avenue, 2nd Floor
           New York, New York 10022

Item 2(c). Citizenship:

           Gemina Partners, L.P.: Delaware
           Gemina Capital Management, L.L.C.: New York
           Leonard E. Schuster:  U.S.A.
           Steven J. Schuster:  U.S.A.

Item 2(d). Title of Class of Securities:

           Common Stock

Item 2(e). CUSIP Number:

           104499207

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

           (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.
           (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

---------------------------                     ------------------------------
   CUSIP NO. 104499207              13G               Page 7 of 14 Pages
---------------------------                     ------------------------------

           (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
           (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
           (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.  Ownership:

         The number of shares shown below as beneficially owned by each of the Reporting Persons, and the percentage of outstanding shares represented thereby, have been computed in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The percentage ownership of the Reporting Persons is based on 10,225,711 outstanding shares of Common Stock of the Issuer as of February 2, 1999, as reported in the Issuer's Prospectus dated February 24, 1999.

      Gemina Partners, L.P.

      (a) Amount Beneficially Owned: 650,000
      (b) Percent of Class: 6.4%
      (c) Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote: 0
          (ii)  shared power to vote or to direct the vote: 650,000
          (iii) sole power to dispose or to direct the disposition of: 0
          (iv)  shared power to dispose or to direct the disposition of: 650,000

      Gemina Capital Management, L.L.C.

      (a) Amount Beneficially Owned: 650,000
      (b) Percent of Class: 6.4%
      (c) Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote: 0
          (ii)  shared power to vote or to direct the vote: 650,000

---------------------------                     ------------------------------
   CUSIP NO. 104499207              13G               Page 8 of 14 Pages
---------------------------                     ------------------------------

          (iii) sole power to dispose or to direct the disposition of: 0
          (iv)  shared power to dispose or to direct the disposition of: 650,000

           As the general partner of Gemina Partners, L.P. ("Gemina Partners") Gemina Capital Management, L.L.C. may be deemed to be the indirect beneficial owner of the 650,000 shares of the Issuer's Common Stock directly held by Gemina Partners.

      Leonard E. Schuster

      (a) Amount Beneficially Owned:  853,500
      (b) Percent of Class:  8.3%
      (c) Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote: 0
          (ii)  shared power to vote or to direct the vote: 853,500
          (iii) sole power to dispose or to direct the disposition of: 0
          (iv)  shared power to dispose or to direct the disposition of: 853,000

           As the managing members of Gemina Capital Management, L.L.C., which is the general partner of Gemina Partners, Leonard Schuster and Steven Schuster each may be deemed to be indirect beneficial owners of the 650,000 shares of the Issuer's Common Stock directly held by Gemina Partners. In addition, Leonard Schuster and Steven Schuster may be deemed to be the indirect beneficial owners of 203,500 shares of the Issuer's Common Stock directly held by Stelvio Limited, a Jersey, Channel Islands company.

      Steven J. Schuster

      (a) Amount Beneficially Owned:  855,900
      (b) Percent of Class:  8.4%
      (c) Number of shares as to which such person has: 855,900
          (i)   sole power to vote or to direct the vote: 0
          (ii)  shared power to vote or to direct the vote: 855,900
          (iii) sole power to dispose or to direct the disposition of: 0
          (iv)  shared power to dispose or to direct the disposition of: 855,900

           As the managing members of Gemina Capital Management, L.L.C., which is the general partner of Gemina Partners, Leonard Schuster and Steven Schuster each may be deemed to be indirect beneficial owners of the 650,000 shares of the Issuer's Common Stock directly held by Gemina Partners. In addition, Leonard Schuster and Steven Schuster may be deemed to be the indirect beneficial owners of 203,500 shares of the Issuer's Common Stock directly held by Stelvio Limited, a Jersey, Channel Islands company that they jointly control. The shares of the Issuer's Common Stock shown as

---------------------------                     ------------------------------
   CUSIP NO. 104499207              13G               Page 9 of 14 Pages
---------------------------                     ------------------------------

      beneficially owned by Steven Schuster also include 2,400 shares that are directly held by his spouse, Michele Schuster. Steven Schuster disclaims beneficial ownership of such 2,400 shares.


Item 5.  Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following
         |_|.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

         Not Applicable.

Item 8. Identification and Classification of Members of a Group:

         Not Applicable.

Item 9.  Notice of Dissolution of Group:

         Not Applicable.

Item 10. Certification:

         By signing below, each of the undersigned certifies that, to the best of the undersigned's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

---------------------------                     ------------------------------
   CUSIP NO. 104499207              13G               Page 10 of 14 Pages
---------------------------                     ------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  April 29, 1999


                                       GEMINA PARTNERS, L.P.

                                       By: Gemina Capital Management, L.L.C.

                                           By: /s/ Leonard E. Schuster
                                              --------------------------------
                                               Name:  Leonard E. Schuster
                                               Title: Managing Member

---------------------------                     ------------------------------
   CUSIP NO. 104499207              13G               Page 11 of 14 Pages
---------------------------                     ------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  April 29, 1999

                                       GEMINA CAPITAL MANAGEMENT, L.L.C.

                                       By: /s/ Leonard E. Schuster
                                          ----------------------------------
                                           Name:  Leonard E. Schuster
                                           Title: Managing Member

---------------------------                     ------------------------------
   CUSIP NO. 104499207              13G               Page 12 of 14 Pages
---------------------------                     ------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  April 29, 1999

                                            /s/ Leonard E. Schuster
                                            -----------------------
                                            Leonard E. Schuster

---------------------------                     ------------------------------
   CUSIP NO. 104499207              13G               Page 13 of 14 Pages
---------------------------                     ------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  April 29, 1999

                                       /s/ Steven J. Schuster
                                       ----------------------
                                       Steven J. Schuster

---------------------------                     ------------------------------
   CUSIP NO. 104499207              13G               Page 14 of 14 Pages
---------------------------                     ------------------------------

                                                                       Exhibit 1

                             JOINT FILING AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby consent to the joint filing of a single statement on
Schedule 13D on their behalf and to the joint filing of any single amendments thereto, with respect to the ownership by each of the undersigned of shares of Common Stock of Bradlees, Inc.

Dated: April 29, 1999


                                       GEMINA PARTNERS, L.P.

                                       By: Gemina Capital Management, L.L.C.


                                           By: /s/ Leonard E. Schuster
                                              -----------------------------
                                               Name:  Leonard E. Schuster
                                               Title: Managing Member

                                       GEMINA CAPITAL MANAGEMENT, L.L.C.


                                       By: /s/ Leonard E. Schuster
                                          ---------------------------------
                                           Name:  Leonard E. Schuster
                                           Title: Managing Member


                                       /s/ Leonard E. Schuster
                                       ------------------------------------
                                       Leonard E. Schuster


                                       /s/ Steven J. Schuster
                                       ------------------------------------
                                       Steven J. Schuster